Exhibit 1.1

[Form of Joinder Agreement]

JOINDER TO THE PURCHASE AGREEMENT

[    ], 2018

Barclays Capital Inc.

As Representative of the

several Initial Purchasers

c/o Barclays Capital Inc.,

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Reference is made to the Purchase Agreement (the “Purchase Agreement”) dated March April 4, 2018, initially among McDermott Escrow 1, Inc., a Delaware corporation, McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Escrow 2, Inc., a Delaware corporation, McDermott Technology (U.S.), Inc., a Delaware corporation, and McDermott International, Inc., a Panamanian corporation, and you, as Representative for the Initial Purchasers, concerning the purchase of Securities (as defined in the Purchase Agreement) from the Initial Co-Issuers by the Initial Purchasers. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement. This is the Joinder to the Purchase Agreement (this “Agreement”) referred to in the Purchase Agreement.

This Agreement is being executed on the Combination Date, promptly following the consummation of the Combination.

1. Joinder. Each of the parties hereto hereby acknowledges that it has received and reviewed a copy of the Purchase Agreement and all other documents it deems necessary to review in order to enter into this Agreement, and acknowledges and hereby agrees to join and become a party to the Purchase Agreement and to become bound by the terms, conditions and other provisions of the Purchase Agreement with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named therein, as a Guarantor, and as if such party executed the Purchase Agreement on the date thereof.

2. Representations, Warranties and Agreements of the Guarantors.

a) Each of the Guarantors party hereto represents and warrants to, and agrees with, the Initial Purchasers on and as of the date hereof that each Guarantor has the corporate or other organizational power to execute and deliver this Agreement and all corporate or other organizational action required to be taken by each of them for the due and proper authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken; this Agreement has been duly authorized, executed and delivered by each Guarantor party hereto and constitutes a valid and legally binding agreement of each Guarantor party hereto, enforceable against each Guarantor party hereto in accordance with its terms, except to the extent that such enforceability may be limited by the Enforceability Exceptions and except that rights to indemnity and contribution may be limited by applicable law and public policy.

b) The representations, warranties and agreements of the Guarantors set forth in Section 1 of the Purchase Agreement are true and correct on and as of the date hereof.

3. Full Force and Effect of Purchase Agreement. This Agreement does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties under the Purchase Agreement. The parties hereto acknowledge and agree that all of the provisions of the Purchase Agreement shall remain in full force and effect.

4. Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5. Counterparts. This Agreement may be executed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication) and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

6. Amendments. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

7. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

1) Very truly yours,

[INSERT SIGNATURE BLOCKS FOR COMET GUARANTORS]